Exhibit 99.1

NYSE: MMP

Date:	Jan. 31, 2007

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Record Quarterly and Annual Financial Results

Provides 2007 Guidance

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly and annual results for operating profit, net income and net income per limited partner unit.

Fourth-quarter 2006 operating profit was $73.4 million compared to $51.2 million for fourth quarter 2005, representing a 43% increase. For the year ended Dec. 31, 2006, operating profit grew 20% to $252.1 million from $210.3 million in the comparable 2005 period.

Net income was $59.5 million during fourth quarter 2006 versus $37.6 million in fourth quarter 2005, representing a 58% increase. For the year ended Dec. 31, 2006, net income grew 23% to $195.7 million from $159.5 million in the corresponding 2005 timeframe.

“Higher pipeline tariffs and petroleum products blending margins were primary contributors to the partnership’s record performance in the fourth quarter,” said Don Wellendorf, chief executive officer. “Magellan finished 2006 in a strong position and we expect to continue to provide exceptional results for our unitholders in 2007 as new growth projects become operational.”

An analysis of variances by segment comparing fourth quarter 2006 to fourth quarter 2005 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $79.2 million, an increase of $21.5 million. Transportation revenues increased between periods primarily due to higher transportation rates per barrel shipped resulting from the partnership’s mid-year tariff increase and increased gasoline shipments. The current quarter also benefited from higher ancillary fees for services such as additives. Commodity margin increased during fourth quarter 2006 due to more favorable margins on the partnership’s petroleum products blending activities. Total segment expenses were relatively unchanged between periods as higher asset integrity spending was primarily offset by lower net product losses and reduced environmental accruals.

Petroleum products terminals. Terminals operating margin was $24.4 million, an increase of $6.4 million. The 2006 period primarily benefited from revenues related to a variable-rate storage agreement, record inland terminal throughput and higher additive fees at the partnership’s marine and inland terminals. Higher product margin more than offset additional asset retirements during the current quarter.

Ammonia pipeline system. Ammonia operating margin was $0.3 million, a decrease of $4.3 million. The current period was negatively impacted by increased integrity spending and an Oct. 2006 pipeline release that resulted in reduced revenues and increased environmental expense.

Diluted net income per limited partner unit was 64 cents during fourth quarter 2006 compared to 46 cents during 2005. For the year ended Dec. 31, 2006, diluted net income per limited partner unit was $2.24 compared to $2.03 for the corresponding 2005 period.

Management expects the partnership’s cash generation to increase in 2007, enabling the partnership to continue its six-year history of cash distribution growth. Targeted distribution growth for 2007 is 8% to 10%. Further, management currently expects 2007 net income per limited partner unit of approximately $2.31, with a first-quarter 2007 estimate of 41 cents. Guidance specific to 2007 has not been provided previously.

The partnership continues to focus on its expansion opportunities and spent $135.6 million during 2006 on growth projects. Based on the progress of expansion projects already started or in advanced stages of development, management currently expects expansion capital spending of approximately $115 million during 2007 and $20 million in 2008 to complete these projects. Both amounts exclude potential future acquisitions and the development of additional expansion projects.

As part of the 2007 growth capital estimate noted above, the partnership is in the process of spending almost $28 million to construct infrastructure along the southern portion of its petroleum products pipeline system to expand its operational capabilities. These construction projects include additional refined petroleum products storage capacity of 300,000 barrels at its new Wynnewood, Okla. pipeline storage facility, 100,000 barrels at its Oklahoma City, Okla. terminal and 200,000 barrels at its Frost, Texas pipeline storage facility. Further, the partnership is constructing 250,000 barrels of storage and a truck rack at its East Houston, Texas terminal. These projects are expected to be fully operational by the end of 2007.

An analyst call with management regarding fourth-quarter 2006 financial results and 2007 outlook is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 500-0311 and provide code 6674832. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/investors/calendar.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 7. To access the replay, dial (888) 203-1112 and provide code 6674832. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures being utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Transportation and terminals revenues	$129,924	$144,853	$500,196	$558,301
Product sales revenues	179,120	171,105	636,209	664,569
Affiliate management fee revenue	166	172	667	690

Total revenues	309,210	316,130	1,137,072	1,223,560
Costs and expenses:
Operating	58,354	63,898	217,788	232,118
Environmental	2,093	1,147	12,007	12,408
Product purchases	168,472	147,148	582,631	605,341
Depreciation and amortization	14,908	15,113	56,307	60,852
Affiliate general and administrative	15,087	16,306	61,131	64,112

Total costs and expenses	258,914	243,612	929,864	974,831
Equity earnings	873	845	3,104	3,324

Operating profit	51,169	73,363	210,312	252,053
Interest expense	13,863	14,362	53,371	57,478
Interest income	(867)	(368)	(4,296)	(2,097)
Interest capitalized	(138)	(1,025)	(817)	(2,371)
Debt placement fee amortization	677	647	2,871	2,681
Other (income) / expense	—	295	(300)	634

Net income	$37,634	$59,452	$159,483	$195,728

Allocation of net income:
Limited partners’ interest	$30,422	$42,718	$135,579	$148,881
General partner’s interest	7,212	16,734	23,904	46,847

Net income	$37,634	$59,452	$159,483	$195,728

Basic net income per limited partner unit	$0.46	$0.64	$2.04	$2.24

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,361	66,361	66,361	66,361

Diluted net income per limited partner unit	$0.46	$0.64	$2.03	$2.24

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,833	66,838	66,625	66,613

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Petroleum products pipeline system:
Transportation revenue per barrel shipped (dollars per barrel)	$1.001	$1.082	$1.026	$1.060

Transportation barrels shipped (million barrels)	75.7	77.3	297.7	308.7

Petroleum products terminals:
Marine terminal average storage capacity utilized per month (million barrels)	18.9	19.8	18.6	19.1

Inland terminal throughput (million barrels)	27.5	32.2	111.1	121.9

Ammonia pipeline system:
Volume shipped (thousand tons)	226	189	713	726

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Petroleum products pipeline system:
Transportation and terminals revenues	$95,520	$105,595	$381,926	$413,308
Less: Operating expenses	47,071	48,546	176,781	177,913
Environmental expenses	1,640	314	8,590	9,802

Transportation and terminals margin	46,809	56,735	196,555	225,593

Product sales revenues	176,601	164,782	625,725	643,623
Less: Product purchases	166,797	143,343	578,806	593,634

Product margin	9,804	21,439	46,919	49,989
Add: Affiliate management fee revenue	166	172	667	690
Equity earnings	873	845	3,104	3,324

Operating margin	$57,652	$79,191	$247,245	$279,596

Petroleum products terminals:
Transportation and terminals revenues	$29,189	$35,275	$105,563	$131,917
Less: Operating expenses	11,538	13,239	40,197	49,202
Environmental expenses	392	21	2,102	143

Transportation and terminals margin	17,259	22,015	63,264	82,572

Product sales revenues	2,519	6,323	11,444	20,946
Less: Product purchases	1,803	3,933	5,294	12,221

Product margin	716	2,390	6,150	8,725

Operating margin	$17,975	$24,405	$69,414	$91,297

Ammonia pipeline system:
Transportation and terminals revenues	$5,897	$4,807	$15,849	$16,473
Less: Operating expenses	1,238	3,724	6,849	11,469
Environmental expenses	61	812	1,315	2,463

Operating margin	$4,598	$271	$7,685	$2,541

Segment operating margin	$80,225	$103,867	$324,344	$373,434
Add: Allocated corporate depreciation costs	939	915	3,406	3,583

Total operating margin	81,164	104,782	327,750	377,017
Less: Depreciation and amortization	14,908	15,113	56,307	60,852
Affiliate general and administrative	15,087	16,306	61,131	64,112

Total operating profit	$51,169	$73,363	$210,312	$252,053

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Net income	$37,634	$59,452	$159,483	$195,728
Direct charges to the general partner:
Reimbursable general and administrative costs	601	731	3,294	1,665
Previously indemnified environmental charges	1,810	606	8,502	8,987

Total direct charges to general partner	2,411	1,337	11,796	10,652

Income before direct charges to general partner	40,045	60,789	171,279	206,380
General partner’s share of income(a)	24.02%	29.73%	20.84%	27.86%

General partner’s allocated share of net income before direct charges	9,623	18,071	35,700	57,499
Direct charges to general partner	2,411	1,337	11,796	10,652

Net income allocated to general partner	$7,212	$16,734	$23,904	$46,847

Net income	$37,634	$59,452	$159,483	$195,728
Less: net income allocated to general partner	7,212	16,734	23,904	46,847

Net income allocated to limited partners	$30,422	$42,718	$135,579	$148,881

(a)	A distribution of $0.6025 per unit was declared for the three months ended December 31, 2006, which will result in a total quarterly cash distribution payment of $56.3 million. The partnership’s general partner is entitled to 28.8% of this cash distribution. Except for those periods when net income exceeds distributions, net income is allocated between the general partner and limited partners based on the contractually-determined proportion of cash distributions received. Because fourth-quarter 2006 net income of $59.5 million exceeded the corresponding quarterly cash distribution, under the “two class” method of computing earnings per share, as prescribed by Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, earnings are allocated to participating securities as if all of the earnings for the period had been distributed. A theoretical cash distribution of $0.642 per unit would result in total distributions, less direct charges to the general partner, equal to net income for the three months ended December 31, 2006. At this distribution level, the general partner’s share of distributions would be 29.73%.

For purposes of calculating earnings per limited partner unit, the general partner’s share of distributions for the year ended December 31, 2006 is equal to its share of actual first and third quarter 2006 distributions plus its share of theoretical distributions for second and fourth quarter 2006.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2006	2005	2006
Net income	$37.7	$59.4	$159.5	$195.7
Add: Depreciation and amortization (1)	15.6	15.7	59.2	63.5
Equity-based incentive compensation (2)	2.4	2.6	9.5	10.8
Direct charges to general partner	2.4	1.4	11.8	10.7
Asset retirements	(0.4)	1.9	7.7	7.9
Less: Maintenance capital (net of indemnified spending)	12.0	8.7	26.1	26.2
Other	1.5	1.0	5.6	4.7

Distributable cash flow (3)	$44.2	$71.3	$216.0	$257.7

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)	The partnership issued 0.2 million new limited partner units in January 2007 to settle its obligations for the equity-based incentive compensation awards that vested on December 31, 2006, net of minimum tax withholdings for each participant. The partnership has paid the tax withholding amounts with cash and will replenish these funds with proceeds from a future public equity offering.
(3)	Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Related to its $117.5 million indemnification settlement, the partnership has received $82.5 million through December 31, 2006 with the remaining $35.0 million expected on July 1, 2007. Through December 31, 2006, the partnership has either paid or accrued liabilities totaling $77.4 million that are covered by this indemnification settlement.